As filed with the Securities and Exchange Commission on September 30, 2008

Registration No. 333-135383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APP PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	30-0431736
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1501 East Woodfield Road, Suite 300 East

Schaumburg, IL 60173

(847) 969-2700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard Maroun

Chief Administrative Officer and General Counsel

1501 East Woodfield Road, Suite 300 East

Schaumburg, IL 60173

(847) 969-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

On September 10, 2008, Fresenius Kabi Pharmaceuticals Holding, Inc. (“FK Holdings”) completed the acquisition of APP Pharmaceuticals, Inc. (the “Registrant”) pursuant to the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated July 6, 2008, among Fresenius SE (“Fresenius”), a societas europaea organized under the laws of Germany, FK Holdings, an indirect, wholly-owned subsidiary of Fresenius, Fresenius Kabi Pharmaceuticals, LLC, a direct, wholly-owned subsidiary of FK Holdings, and the Registrant. As a result of the Merger, each outstanding share of common stock of the Registrant (“Common Stock”) and certain stock options and restricted stock units of the Registrant were converted into the right to receive $23.00 in cash, without interest, and one Contingent Value Right (“CVR”), issued by FK Holdings, and the Common Stock ceased to trade on The NASDAQ Stock Market LLC and a Form 25 was filed with the Securities and Exchange Commission to delist the Common Stock from The NASDAQ Stock Market LLC and termination of registration pursuant to Section 12(g)(4) and Rule 12h-3 of the Securities Exchange Act of 1934, as amended. As of the date hereof, the Common Stock has been cancelled and delisted from The NASDAQ Stock Market LLC.

Pursuant to the undertaking contained in the Registration Statement No. 333-135383 on Form S-3 (the “Registration Statement”) to remove from registration, by means of a post-effective amendment, any securities registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement solely to deregister any and all securities previously registered under the Registration Statement that remain unsold at the time the Registrant’s Form 15, filed with the Securities and Exchange Commission on September 22, 2008, became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, APP Pharmaceuticals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 30th day of September, 2008.

APP PHARMACEUTICALS, INC.

By:	/s/ Richard E. Maroun
Name:	Richard E. Maroun
Title:	Chief Administrative Officer and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas H. Silberg Thomas H. Silberg	Chief Executive Officer (Principal Executive Officer)	September 30, 2008

/s/ Richard J. Tajak Richard J. Tajak	Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2008

/s/ Ulf M. Schneider Ulf M. Schneider	Director	September 30, 2008

/s/ Rainer Baule Rainer Baule	Director	September 30, 2008